SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant To Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 14, 2004

The Robert Mondavi Corporation

(Exact Name of Registrant as Specified in Charter)

California
(State or Other Jurisdiction of Incorporation)

33-61516 (Commission File Number)	94-2765451 (IRS Employer Identification No.)

841 Latour Court Napa, California (Address of Principal Executive Offices)	94558 (Zip Code)

Registrant’s telephone number, including area code: (707) 226-1395

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.05. Costs Associated with Exit or Disposal Activities.

     This amendment updates the disclosure to Item 2.05 of the Current Report on Form 8-K filed by The Robert Mondavi Corporation (the “Company”) on September 20, 2004.

     On September 14, 2004, the Company announced that its board of directors had adopted and approved a restructuring plan and that, as part of this restructuring, the Company expected to incur up to $200 million in pre-tax charges, of which between $64 million and $76 million is estimated to require the outlay of cash. These charges include certain asset impairments under generally accepted accounting principles with respect to vineyards, winery facilities and other vineyard assets, and inventory related to luxury and other discontinued brands, estimated at between approximately $110.7 million and $125 million; other corporate lease termination and shutdown costs, estimated at approximately $9.5 million; grape contract buyout costs, estimated at between approximately $14 million and $18 million; employee severance costs, estimated at approximately $15.5 million; and transaction fees, estimated at between approximately $14.5 million and $21.4 million. The Company expects to be able to complete these restructuring activities within twelve months.

Item 2.06. Material Impairments.

     See Item 2.05.

Item 8.01. Other Events.

     The unaudited pro forma combined financial information contained in Exhibit 99.1 is being furnished pursuant to Regulation FD in order to assist investors in understanding the charges expected to be incurred pursuant to the Company’s restructuring.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

99.1	Unaudited Pro Forma Combined Financial Information

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Robert Mondavi Corporation

Date: October 8, 2004	By: Name: Title:	/s/ HENRY J. SALVO, JR. Henry J. Salvo, Jr. Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Unaudited Pro Forma Combined Financial Information